EXPLANATION OF RESPONSES
(1)
On December 13, 2018, the Insight Funds (as defined below) distributed an aggregate of 1,250,000 ordinary shares of the Issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Initial Distribution”).  In connection with the Initial Distribution, Insight Venture Associates VII, L.P. (“IVA VII”), the general partner of each of the Insight VII Funds (as defined below), acquired direct ownership of 148,237 ordinary shares (the “Insight VII Funds Distribution”) and Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), the general partner of IVP Coinvestment II (as defined below) acquired direct ownership of 5,233 ordinary shares (the “IVP Coinvestment II Distribution”).  On December 13, 2018, IVA VII distributed 148,237 ordinary shares pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA VII (the “IVA VII Distribution” and, together with the Initial Distribution, the Insight VII Funds Distribution and the IVP Coinvestment II Distribution, the “Distribution”).  The respective partners of the Insight Funds and IVA VII did not furnish any consideration in exchange for shares received in connection with the Distribution.

(2)	Held directly by Insight Venture Partners VII, L.P. (“IVP VII”).
(3)	Held directly by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”).
(4)	Held directly by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”).
(5)	Held directly by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII” and, together with IVP VII, IVP Cayman VII and IVP Delaware VII, the “IVP VII Funds”).
(6)	Held directly by Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and, together with the IVP VII Funds, the “Insight Funds”).
(7)	Held directly by IVA Coinvestment II.